Pricing Supplement No. T1699 To Product Supplement No. I–C dated June 30, 2017, Prospectus Supplement dated June 30, 2017 and Prospectus dated June 30, 2017	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02 November 7, 2019
Financial Products
$12,033,000 Digital Barrier Notes due December 10, 2020 Linked to the Performance of the VanEck Vectors® Gold Miners ETF
•	Investors will not receive any interest or dividend payments. The securities do not guarantee any return of principal or delivery of securities at maturity and do not provide for any payment of interest.

•	If a Knock-In Event has not occurred, investors will receive a Redemption Amount that will equal the principal amount of the securities they hold multiplied by the sum of one plus the Fixed Payment Percentage of 10.10%. However, investors will not participate in any appreciation of the Underlying beyond the Fixed Payment Percentage.

•	If a Knock-In Event has occurred and (i) the Final Level is greater than the Initial Level, you will receive a cash payment equal to $1,000 per $1,000 principal amount of the securities, or (ii) the Final Level is less than the Initial Level, investors will receive shares of the Underlying with a value likely to be less than $1,000 per $1,000 principal amount of the securities, subject to our option to deliver cash instead of the Physical Delivery Amount as noted below. You could lose your entire investment.

•	Investors should be willing to (i) forgo dividends and the potential to participate in any appreciation of the Underlying, (ii) accept the risks of owning equities in general and the VanEck Vectors® Gold Miners ETF in particular, and (iii) if a Knock-In Event has occurred and the Final Level is less than the Initial Level, lose some or all of their investment.

•	Senior unsecured obligations of Credit Suisse maturing December 10, 2020. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	The offering price for the securities was determined on November 7, 2019 (the “Trade Date”) and the securities are expected to settle on November 13, 2019 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 7 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000	$6.50	$993.50
Total	$12,033,000	$59,345	$11,973,655

(1) Certain fiduciary accounts may pay a purchase price of at least $993.50 per $1,000 principal amount of securities.

(2) We or one of our affiliates will pay varying discounts and commissions of up to $6.50 per $1,000 principal amount of securities, for total discounts and commission of $59,345. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date is $993.30 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

November 7, 2019

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Underlying:	The securities are linked to the performance of the Underlying set forth in the table below. The Underlying, its Bloomberg ticker symbol, Initial Level and Knock-In Level are as set forth in the table below. For additional information on the Underlying, see “The Underlying” herein.
Underlying	Ticker	Initial Level	Knock-In Level
VanEck Vectors® Gold Miners ETF	GDX UP <Equity>	$26.49	$17.88075 (67.50% of Initial Level)
Fixed Payment Percentage:	10.10%
Redemption Amount:	At maturity, the Redemption Amount you will receive will depend on the performance of the Underlying and whether a Knock-In Event has occurred. For each $1,000 principal amount of securities, the cash or shares to be paid or delivered will be determined as follows:
•	If a Knock-In Event has not occurred, $1,000 multiplied by the sum of one plus the Fixed Payment Percentage.
The maximum payment on the securities, based on the Fixed Payment Percentage of 10.10%, is $1,101 per $1,000 principal amount of securities.
•	If a Knock-In Event has occurred and:
• the Final Level is greater than or equal to the Initial Level, a cash payment equal to $1,000; or
• the Final Level is less than the Initial Level, the Physical Delivery Amount plus a cash amount in respect of any fractional share, subject to our election to pay cash instead of the Physical Delivery Amount as noted below.
If a Knock-In Event has occurred and the Final Level is equal to or greater than the Initial Level, you will receive only your principal amount at maturity. If a Knock-In Event has occurred and the Final Level is less than the Initial Level, you could receive shares of the Underlying with a value likely to be less than $1,000. You could lose your entire investment. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.
Physical Delivery Amount:	The Physical Delivery Amount per $1,000 principal amount of securities is a number of shares of the Underlying rounded down to the nearest whole number and equal to the product of (i) $1,000 divided by the Initial Level and (ii) the share adjustment factor. The share adjustment factor is initially set equal to 1.0 on the Trade Date, subject to adjustment as described under “Description of the Securities—Adjustments” in the relevant product supplement. In lieu of any fractional shares in respect of the Physical Delivery Amount we will pay a cash amount equal to such fractional share multiplied by the Final Level. If the fractional share amount to be paid in cash is a de minimis amount, as determined by the calculation agent, the holder will not receive such amount. The Physical Delivery Amount (together with any cash amount paid in lieu of fractional shares) will be determined for each $1,000 principal amount of securities you hold. At our election, you may receive cash instead of the Physical Delivery Amount, in an amount equal to the product of (i) $1,000 divided by the Initial Level and (ii) the Final Level. If we exercise our option to deliver cash, we will give notice of our election at least one business day before the Valuation Date.
Knock-In Event:	A Knock-In Event will occur if, on any trading day during the Observation Period, the closing level of the Underlying is less than the Knock-In Level.
Initial Level:	The closing level of the Underlying on the Trade Date, as set forth in the table above.
Final Level:	The closing level of the Underlying on the Valuation Date.
Observation Period:	The period from but excluding the Trade Date to and including the Valuation Date.
Valuation Date:	December 7, 2020, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date:	December 10, 2020, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
CUSIP:	22549J2Y5

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. I–C dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000095010317006317/dp77785_424b2-ic.htm

•	Prospectus Supplement and Prospectus dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Directive 2003/71/EC; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Hypothetical Redemption Amounts at Maturity

The tables and examples below illustrate hypothetical Redemption Amounts payable at maturity on a $1,000 investment in the securities for a hypothetical range of performance of the Underlying. The tables and examples below assume that (i) the Fixed Payment Percentage is 10%, (ii) the Knock-In Level is 67.50% of the Initial Level, (iii) the Initial Level of the Underlying is $26 and (iv) a share adjustment factor of 1.0. The actual Fixed Payment Percentage, Knock-In Level and Initial Level are set forth in “Key Terms” herein.

The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will depend on the Final Level and on whether a Knock-In Event occurs. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, whether and by how much the level of the Underlying has decreased from the Initial Level to the Final Level. You should consider carefully whether the securities are suited to your investment goals. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

TABLE 1: A Knock-In Event HAS NOT occurred.

Percentage Change from the Initial Level to the Final Level	Return on the Securities	Redemption Amount per $1,000 Principal Amount of Securities
100%	10%	$1,100
90%	10%	$1,100
80%	10%	$1,100
70%	10%	$1,100
60%	10%	$1,100
50%	10%	$1,100
40%	10%	$1,100
30%	10%	$1,100
20%	10%	$1,100
10%	10%	$1,100
0%	10%	$1,100
−10%	10%	$1,100
−20%	10%	$1,100
-30%	10%	$1,100
-32.50%	10%	$1,100

TABLE 2: A Knock-In Event HAS occurred.

Percentage Change from the Initial Level to the Final Level	Return on the Securities*	Redemption Amount per $1,000 Principal Amount of Securities
100%	0%	$1,000
90%	0%	$1,000
80%	0%	$1,000
70%	0%	$1,000
60%	0%	$1,000
50%	0%	$1,000
40%	0%	$1,000
30%	0%	$1,000
20%	0%	$1,000
10%	0%	$1,000
0%	0%	$1,000
−10%	−10%	38 shares + $10.80
−20%	−20%	38 shares + $9.60
−30%	−30%	38 shares + $8.40
−40%	−40%	38 shares + $7.20
−50%	−50%	38 shares + $6
−60%	−60%	38 shares + $4.80
−70%	−70%	38 shares + $3.60
−80%	−80%	38 shares + $2.40
−90%	−90%	38 shares + $1.20
−100%	−100%	$0

* If shares are delivered, the return on the securities will depend on the value of the shares upon delivery. Therefore the return on the securities may differ from and may be lower than the percentage change in the level of the Underlying from the Initial Level to the Final Level. See “Selected Risk Considerations—The value of the Physical Delivery Amount could be less on the Maturity Date than on the Valuation Date” herein.

EXAMPLES:

The following examples illustrate how the Redemption Amount is calculated.

Example 1: A Knock-In Event has not occurred and the Underlying increases by 70% from the Initial Level to the Final Level.

Underlying	Lowest closing level of the Underlying during the Observation Period	Final Level
GDX	90% of Initial Level	170% of Initial Level

Because the closing level of the Underlying on every trading day during the Observation Period is equal to or greater than the Knock-In Level, a Knock-In Event has not occurred and the Redemption Amount is determined as follows:

Redemption Amount	=	$1,000 × (1 + Fixed Payment Percentage)
	=	$1,000 × 1.10
	=	$1,100

Because a Knock-In Event has not occurred, the Redemption Amount is equal to the $1,000 multiplied by the sum of one plus the Fixed Payment Percentage. Regardless of the appreciation of the Underlying, the Redemption Amount will not exceed $1,000 multiplied by the sum of one plus the Fixed Payment Percentage.

Example 2: A Knock-In Event has not occurred and the Underlying decreases by 10% from the Initial Level to the Final Level.

Underlying	Lowest closing level of the Underlying during the Observation Period	Final Level
GDX	90% of Initial Level	90% of Initial Level

Because the closing level of the Underlying on every trading day during the Observation Period is equal to or greater than the Knock-In Level, a Knock-In Event has not occurred and the Redemption Amount is determined as follows:

Redemption Amount	=	$1,000 × (1 + Fixed Payment Percentage)
	=	$1,000 × 1.10
	=	$1,100

Because a Knock-In Event has not occurred, the Redemption Amount is equal to the $1,000 multiplied by the sum of one plus the Fixed Payment Percentage.

Example 3: A Knock-In Event has occurred and the Underlying increases by 70% from the Initial Level to the Final Level.

Underlying	Lowest closing level of the Underlying during the Observation Period	Final Level
GDX	50% of Initial Level	170% of Initial Level

Because the closing level of the Underlying on a trading day during the Observation Period is less than the Knock-In Level, a Knock-In Event has occurred. Because a Knock-In Event has occurred and the Final Level is greater than the Initial Level, the Redemption Amount is equal to $1,000 per $1,000 principal amount of the securities. If a Knock-In Event has occurred and the Final Level is greater than the Initial Level, you will receive $1,000 per $1,000 principal amount of the securities and you will not participate in the appreciation of the Underlying, which may be significant.

Example 4: A Knock-In Event has occurred and the Underlying decreases by 10% from the Initial Level to the Final Level. Because a Knock-In Event has occurred and the Final Level is less than the Initial Level, the investor will receive at maturity the Physical Delivery Amount, calculated as follows:

Physical Delivery Amount	=	$1,000/Initial Level
	=	$1,000/$26
	=	38 shares of the Underlying (38.4615 rounded down)
Redemption Amount	=	Physical Delivery Amount + cash in lieu of fractional shares equal to approximately 0.4615 × $23.40
	=	38 shares of the Underlying + $10.80

In this example, at maturity an investor would receive a Redemption Amount equal to 38 shares of the Underlying and a cash payment of $10.80. The value of the Redemption Amount on the Valuation Date, which is the date on which the Final Level is determined, is $900, calculated as follows:

Physical Delivery Amount	=	38 shares of the Underlying
Value of Redemption Amount	=	(38 shares of the Underlying × $23.40) + $10.80
	=	$889.20 + $10.80
	=	$900

In these circumstances, the investor will be exposed to any depreciation in the level of the Underlying from the Initial Level to the time of delivery.

Example 5: A Knock-In Event has occurred and the Underlying decreases by 50% from the Initial Level to the Final Level. Because a Knock-In Event has occurred and the Final Level is less than the Initial Level, the investor will receive at maturity the Physical Delivery Amount, calculated as follows:

Physical Delivery Amount	=	$1,000/Initial Level
	=	$1,000/$26
	=	38 shares of the Underlying (38.4615 rounded down)
Redemption Amount	=	Physical Delivery Amount + cash in lieu of fractional shares equal to approximately 0.4615 × $13
	=	38 shares of the Underlying + $6

In this example, at maturity an investor would receive a Redemption Amount equal to 38 shares of the Underlying and a cash payment of $6. The value of the Redemption Amount on the Valuation Date, which is the date on which the Final Level is determined, is $500, calculated as follows:

Physical Delivery Amount	=	38 shares of the Underlying
Value of Redemption Amount	=	(38 shares of the Underlying × $13) + $6
	=	$494 + $6
	=	$500

In these circumstances, the investor will be exposed to any depreciation in the level of the Underlying from the Initial Level to the time of delivery.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — You may receive less at maturity than you originally invested in the securities, or you may receive nothing. If a Knock-In Event has occurred and the Final Level is less than the Initial Level, you will be fully exposed to any depreciation in the Underlying. In this case, the Redemption Amount you will receive is likely to be less than the principal amount of the securities, and you could lose your entire investment. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, whether and by how much the closing level of the Underlying has decreased from the Initial Level to the Final Level. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.

•	REGARDLESS OF THE AMOUNT OF ANY PAYMENT OR DELIVERY YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS — Inflation may cause the real value of any payment or delivery you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•	THE SECURITIES DO NOT PAY INTEREST — We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount at maturity is based on the performance of the Underlying. Because the Redemption Amount due at maturity may be less than the amount originally invested in the securities, the return on the securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•	MORE FAVORABLE TERMS TO YOU ARE GENERALLY ASSOCIATED WITH AN UNDERLYING WITH GREATER EXPECTED VOLATILITY AND THEREFORE CAN INDICATE A GREATER RISK OF LOSS — “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. The greater the expected volatility with respect to the Underlying on the Trade Date, the higher the expectation as of the Trade Date that (i) the closing level of the Underlying could be less than the Knock-In Level on any trading day during the Observation Period and (ii) the Final Level could be less than the Initial Level, indicating a higher expected risk of loss on the securities. The terms of the securities are set, in part, based on expectations about the volatility of the Underlying as of the Trade Date. The volatility of the Underlying can change significantly over the term of the securities. The level of the Underlying could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant amount of your principal at maturity.

•	LIMITED APPRECIATION POTENTIAL — The appreciation potential of the securities will be limited to the Fixed Payment Percentage, even if the Final Level increases from the Initial Level by more than the Fixed Payment Percentage. Accordingly, the maximum amount payable with respect to the securities for each $1,000 principal amount of securities is $1,000 multiplied by the sum of one plus the Fixed Payment Percentage.

If a Knock-In Event has occurred and the Final Level is greater than the Initial Level, you will receive $1,000 per $1,000 principal amount of the securities and you will not participate in the appreciation of the Underlying, which may be significant. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•	THE REDEMPTION AMOUNT PAYABLE AT MATURITY WILL BE AFFECTED BY THE KNOCK-IN LEVEL, THE OCCURRENCE OF A KNOCK-IN EVENT AND THE FINAL LEVEL — If on any trading day during the Observation Period, the closing level of the Underlying is less than the Knock-In Level, a Knock-In Event will occur. If a Knock-In Event has occurred and the Final Level is less than the Initial Level, the Physical Delivery Amount will consist of a number of shares of the Underlying plus an amount in cash corresponding to any fractional share, or at our election, the equivalent amount in cash, as described herein. Under these circumstances, the value of the Physical Delivery Amount is likely to be less than the principal amount of the securities and may be zero.

•	THE VALUE OF THE PHYSICAL DELIVERY AMOUNT COULD BE LESS ON THE MATURITY DATE THAN ON THE VALUATION DATE — If a Knock-In Event has occurred and the Final Level is less than the Initial Level, you will receive on the Maturity Date the Physical Delivery Amount, which will consist of a whole number of shares of the Underlying plus an amount in cash corresponding to any fractional share, subject to our election to pay cash instead. The value of the Physical Delivery Amount on the Valuation Date will be less than $1,000 per $1,000 principal amount of securities and could fluctuate, possibly decreasing, in the period between the Valuation Date and the Maturity Date. We will make no adjustments to the Physical Delivery Amount to account for any such fluctuation and you will bear the risk of any decrease in the value of the Physical Delivery Amount between the Valuation Date and the Maturity Date.

•	THERE ARE RISKS ASSOCIATED WITH THE UNDERLYING — Although shares of the Underlying are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlying or that there will be liquidity in the trading market. The Underlying is subject to management risk, which is the risk that an Underlying’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to the Underlying's investment strategy or otherwise, its investment advisor may add, delete or substitute the assets held by such Underlying. Any of these actions could adversely affect the price of the shares of the Underlying and consequently the value of the securities. For additional information on the Underlying, see “The Underlying” herein.

•	THE PERFORMANCE AND MARKET VALUE THE UNDERLYING, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE TO THE PERFORMANCE OF ITS TRACKED INDEX — The Underlying will generally invest in all of the equity securities included in the index tracked by the Underlying (each the index, the “Tracked Index”), but may not fully replicate the Tracked Index. There may be instances where the Underlying’s investment advisor may choose to overweight another stock in the Underlying’s Tracked Index, purchase securities not included in the Tracked Index that the investment advisor believes are appropriate to substitute for a security included in the Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of the Underlying will reflect additional transaction costs and fees that are not included in the calculation of the Tracked Index. Finally, because the shares of the Underlying are traded on a national securities exchange and are subject to market supply and investor demand, the market value of one share of the Underlying may differ from the net asset value per share of the Underlying.

During periods of market volatility, securities held by the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of shares of Underlying may vary substantially from the net asset value per share of the Underlying. For all the foregoing reasons, the performance of Underlying may not correlate with the performance of the Tracked Index. For additional information on the Underlying, see “The Underlying” herein.

•	The Stocks Included THE UNDERLYING are Concentrated in One Particular Sector — All of the stocks included the Underlying are issued by companies in a single sector. As a result, the stocks that will determine the performance of the Underlying are concentrated in a single sector. Although an investment in the securities will not give holders any ownership or other direct interests in the stocks held by the Underlying, the return on an investment in the securities will be subject to certain risks associated with a direct equity investment in companies in a single sector. Accordingly, by investing in the securities, you will not benefit from the diversification which could result from an investment linked to companies that operate in a broader range of sectors. For additional information on the Underlying, see “The Underlying” herein.

•	FOREIGN SECURITIES MARKETS RISK — Some or all of the assets included in VanEck Vectors® Gold Miners ETF are issued by foreign companies and trade in foreign securities markets. Investments in the securities therefore involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The equity securities included in the VanEck Vectors® Gold Miners ETF may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of the equity securities included in the VanEck Vectors® Gold Miners ETF, and therefore the performance of the VanEck Vectors® Gold Miners ETF and the value of the securities.

•	CURRENCY EXCHANGE RISK — Because the prices of the equity securities included in the VanEck Vectors® Gold Miners ETF are converted into U.S. dollars for purposes of calculating the level of the VanEck Vectors® Gold Miners ETF, investors will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities included in the VanEck Vectors® Gold Miners ETF trade. Currency exchange rates may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes in currency exchange rates, including changes in liquidity and prices, can occur within very short periods of time. Currency exchange rate risks include, but are not limited to, convertibility risk, market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the equity securities included in the VanEck Vectors® Gold Miners ETF, the level of the VanEck Vectors® Gold Miners ETF and the value of the securities.

•	HEDGING AND TRADING ACTIVITY — We or any of our affiliates may carry out hedging activities related to the securities, including in the Underlying or instruments related to the Underlying. We or our affiliates may also trade in the Underlying or instruments related to the Underlying from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

•	THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE IS LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES — The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

•	LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date is less than the Price to Public.” Therefore, in addition to the level of the Underlying on any trading day during the Observation Period, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general such as:

o	the expected and actual volatility of the Underlying;

o	the time to maturity of the securities;

o	the dividend rate on the Underlying;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	events affecting companies engaged in the industry tracked by the Underlying;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the Underlying or markets generally and which may affect the level of the Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	NO OWNERSHIP RIGHTS IN THE UNDERLYING — Your return on the securities will not reflect the return you would realize if you actually owned shares of the Underlying or the assets that comprise the Underlying. The return on your investment is not the same as the total return based on a purchase of shares of the Underlying or the assets that comprise the Underlying.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have any ownership interest or rights in the Underlying, such as voting rights or dividend payments. In addition, the issuer of the Underlying will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the Underlying and therefore, the value of the securities.

•	ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlying. However, an adjustment will not be required in response to all events that could affect the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments” in the relevant product supplement.

•	THE U.S. FEDERAL TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Even if the treatment of the securities described herein is respected, there is a risk that a security will be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

The Underlying

The VanEck Vectors® Gold Miners ETF

You may receive shares of an Underlying at maturity as payment on the securities. Therefore in making your decision to invest in the securities, you should review the prospectus related to the VanEck Vectors® Gold Miners ETF.

The prospectus for the VanEck Vectors® Gold Miners ETF was filed by the VanEck Vectors ETF Trust on April 26, 2019 and is available at https://www.sec.gov/Archives/edgar/data/1137360/000093041319001346/c93311_485bpos.htm#c92857_vaneck4.

We have derived all information contained herein regarding the VanEck Vectors® Gold Miners ETF from publicly available information. Such information reflects the policies of, and is subject to change by, Van Eck Associates Corporation, which maintains and manages the VanEck Vectors® Gold Miners ETF and acts as investment advisor to the VanEck Vectors® Gold Miners ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the VanEck Vectors® Gold Miners ETF.

The VanEck Vectors® Gold Miners ETF is an exchange-traded fund that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index®, which is a modified market capitalization weighted index comprised of publicly traded companies involved primarily in the mining of gold and silver.

VanEck Vectors ETF Trust is a registered investment company that consists of numerous separate investment portfolios, including the VanEck Vectors® Gold Miners ETF. Information filed by VanEck Vectors ETF Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file numbers: 333-123257 and 811-10325. Shares of the VanEck Vectors® Gold Miners ETF are listed on the NYSE Arca under ticker symbol “GDX.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement, any accompanying product supplement, the prospectus supplement and the prospectus.

Historical Information

The following graph sets forth the historical performance of the Underlying based on the closing level of the Underlying from January 2, 2014 through November 7, 2019. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlying as an indication of future performance of the Underlying or the securities. Any historical trend in the level of the Underlying during any period set forth below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the securities.

For additional information about the Underlying, see the information set forth under “The Underlying” herein.

The closing level of the Underlying on November 7, 2019 was $26.49.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the securities or instruments that are similar to the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment.

Assuming this treatment of the securities is respected and subject to the discussion in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement for cash) of a security, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

•	If you receive the underlying shares (and cash in lieu of any fractional shares) at maturity, you should not recognize gain or loss with respect to the underlying shares received. Instead, you should have an aggregate tax basis in the underlying shares received (including any fractional shares deemed received) equal to your tax basis in the securities. Your holding period for any underlying shares received should start on the day after receipt. With respect to any cash received in lieu of a fractional share, you should recognize capital loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share and the portion of your tax basis in the securities that is allocable to the fractional share.

Even if the treatment of the securities as described herein is respected, there is a risk that your purchase of a security will be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “Material United States Federal Income Tax Considerations—U.S. Holders—Constructive Ownership Transaction Rules” in the relevant product supplement for additional information and consult your tax advisor regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the securities as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

This discussion does not address the U.S. federal tax consequences of the ownership or disposition of the underlying shares that you may receive at maturity. You should consult your tax advisor regarding the U.S. federal tax consequences of the ownership and disposition of the underlying shares.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2021 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to a U.S. equity to which the securities relate. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

FATCA.  You should review the section entitled "Material United States Federal Income Tax Considerations—Securities Held Through Foreign Entities" in the accompanying product supplement regarding withholding rules under the “FATCA” regime. The discussion in that section is hereby modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU will offer the securities at the offering price set forth on the cover page of this pricing supplement and will receive varying discounts and commissions of up to $6.50 per $1,000 principal amount of securities, for total discounts and commission of $59,345. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the securities offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights and (iii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated August 23, 2019 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on August 23, 2019. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the securities, the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated August 23, 2019, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on August 23, 2019. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

Credit Suisse